Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of July 2, 2012 (the “Effective Date”), by and between Analysts International Corporation, a Minnesota corporation (the “Company”) and Lynn L. Blake (“Executive”).

RECITALS:

The Company and Executive hereby agree that Executive shall serve as the Senior Vice President, Chief Financial Officer and Treasurer of the Company pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1.                                      EMPLOYMENT

The Company hereby agrees to employ Executive as the Senior Vice President, Chief Financial Officer and Treasurer of the Company, and Executive, in consideration of such employment and the other consideration set forth herein, hereby accepts employment, upon the terms and conditions set forth herein, with such employment to begin on Monday, July 2, 2012.

2.                                      POSITION AND DUTIES

During the term of this Agreement, Executive shall be employed as the Senior Vice President, Chief Financial Officer and Treasurer (“CFO”) of the Company, reporting to the Company’s President and CEO.  While employed hereunder, Executive shall do all things necessary, legal and incident to the above position, and otherwise shall perform such functions as the Company’s President and CEO or its Board of Directors (the “Board”) may establish from time to time.  In that capacity, and without limitation, Executive shall perform such duties and responsibilities on behalf of the Company as are customary of the chief financial officer of a publicly traded company of similar size and operations, to a level consistent with the highest standards of one holding such position in similar businesses or enterprises, and agrees not to render services to anyone other than the Company for compensation as an employee or consultant during the term of this Agreement, without prior written consent of the Company’s President and CEO and the Board.

3.                                      TERM

Unless earlier terminated pursuant to Section 5 hereof, the initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue in effect for one year thereafter (the “Expiration Date”).  On the Expiration Date, and on each annual Expiration Date thereafter (each such date being hereinafter referred to as the “Renewal Date”), the term of employment hereunder shall automatically renew for an additional one (1) year period (each, a “Renewal Term”) unless the Company or Executive provides notice in writing to the other at least 30 days prior to the applicable Renewal Date that the Company or Executive as applicable does not wish to renew this Agreement beyond the expiration of the then-current term.  Unless waived in writing by the Company, the requirements of Section 5(g) (Return of Property), 6 (Confidentiality), 8 (Intellectual Property Rights) and 9 (Restrictions Against Competition, Etc.) shall survive the expiration or termination of this Agreement for any reason.

4.                                      COMPENSATION AND BENEFITS

(a)                                 Base Salary.  The Company shall pay Executive an annualized base salary of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (“Base Salary”).  The Base Salary shall be paid at regular payroll intervals in accordance with the Company’s standard payroll practices, subject to applicable withholdings.

(b)                                 Incentive Compensation.  In addition to Executive’s Base Salary, Executive will be eligible to receive cash incentive compensation in the target amount of 50% of Base Salary in each year of employment during any Renewal Term (“Incentive Compensation”).  The specific amount of any such potential Incentive Compensation, which may be more or less than the target amount, will be determined annually by the Compensation Committee of the Board in its discretion based on the CEO’s input and evaluation, and shall be contingent upon the Company and Executive meeting company and individual performance objectives during the immediately preceding fiscal year (“Performance Objectives”) as determined by the Compensation Committee.  The Compensation Committee will consider Executive’s input in setting the annual Performance Objectives.  Executive’s Incentive Compensation (if any) shall be payable in cash, subject to applicable withholdings, within 30 days of the Company’s receipt of its audited financial statements for the relevant fiscal year.  For the Company’s fiscal year 2012, which ends on December 31, 2012, Executive will be eligible to receive a bonus in an amount to be established by the Compensation Committee based on the achievement of certain performance goals to be mutually agreed within 90 days after the Effective Date.

(c)                                  Stock Option Grant and Restricted Stock Unit Award.  Subject to approval of the Board and contingent upon mutual execution of appropriate agreements in the Company’s standard form, Executive will be granted twenty-five thousand (25,000) stock options and awarded twenty-five thousand (25,000) restricted stock units.  The Company may issue such options and units from such plans as it deems appropriate but to the extent practicable shall endeavor to issue the options as incentive stock options.

(d)                                 Employee Benefits.  In addition to the Base Salary and payments under any incentive compensation arrangement that are payable hereunder, Executive shall be eligible during the Term to participate in all regular employee benefits as set forth in the Company’s Employee Handbook, except the Paid Time Off policies.  As an officer of the Company Executive will be allowed discretionary time-off consistent with her responsibilities to the Company; and, if necessary or appropriate due to business conditions of the Company, Executive agrees to obtain concurrence from the CEO prior to taking time off.

(e)                                  Business Expenses.  Executive will be entitled to reimbursement of all reasonable, business-related travel and other expenses incurred by Executive in the ordinary course of business on behalf of the Company, so long as such expenses are incurred, documented and authorized pursuant to the Company’s expense reimbursement policies.  Reimbursements will be made in accordance with Company policies, but in no event later than December 31 of the calendar year after the year in which the expense was incurred.  Reimbursements in one year will not affect the expenses available for reimbursement in any subsequent year.  The right to reimbursement is not subject to liquidation or exchange for any other benefit.

(f)                                   Insurance Policies.  The Company will keep all Directors and Officers insurance policies current and will identify Executive, if appropriate, on all such policies.

(g)                                  Employee Handbook.  From time to time the Company may prepare and make available to its employees an employee handbook.  The sole purpose of any such employee handbook is to communicate general statements of policy to employees.  The Company reserves the right, in its sole discretion, from time to time and with or without notice, to interpret, discontinue, modify, amend or replace any such employee handbook and the guidelines stated therein.

5.                                     TERMINATION

(a)                                 Death.  This Agreement and Executive’s employment thereunder shall be terminated on the death of Executive, effective as of the date of Executive’s death.

(b)                                 Continued Disability.  This Agreement and Executive’s employment hereunder may be terminated, at the option and in the discretion of the Company, upon a Continued Disability of Executive, effective as of the date of the determination of Continued Disability as that term is hereinafter defined.  For the purposes of this Agreement, “Continued Disability” shall be defined as the inability or incapacity (either mental or physical) of Executive to continue to perform Executive’s duties hereunder for a continuous period of sixty (60) working days, or if, during any calendar year of the Term hereof because of disability, Executive shall have been unable to perform Executive’s duties hereunder for a total period of ninety (90) working days regardless of whether or not such days are consecutive.  The determination as to whether Executive is unable to perform the essential functions of Executive’s job as CFO shall be made exclusively by the CEO in the exercise of reasonable discretion.  If the Company terminates Executive’s employment hereunder upon a Continued Disability of Executive, no severance shall be payable and the Company will have no further obligation or liability to Executive.

(c)                                  Termination For Cause.  Notwithstanding any other provision of this Agreement, the Company may at any time immediately terminate this Agreement and Executive’s employment hereunder for Cause.  For this purpose, “Cause” shall include any of the following: the current use of illegal drugs; use of alcohol or other drugs in a manner which affects the performance of Executive’s duties, responsibilities and obligations as an employee of Company; indictment for any crime involving moral turpitude, fraud or misrepresentation; commission of any act which would constitute a gross misdemeanor or felony and which would adversely affect the business or reputation of the Company; dishonesty or fraud; misappropriation or embezzlement of Company funds or property; misconduct or negligent or reckless conduct which is injurious to the reputation, business, affairs or business relationships of the Company; breach of any written policies of the Company including but not limited to any applicable codes of ethics; material violation or default of any of the provisions of this Agreement; failure to perform Executive’s duties hereunder; failure or refusal to perform the reasonable and lawful instructions of Executive’s supervisors; frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism; incompetence or negligence in performing Executive’s duties hereunder; or any material failure to meet reasonable performance criteria or reasonable standards of conduct as established from time to time by the CEO or the Board.  The initial determination as to whether Cause exists shall be made by the CEO, who shall then provide input and recommendations to the Board.  The Board in the exercise of reasonable discretion shall make the final determination as to whether Cause exists.  If the Company terminates Executive’s employment hereunder for Cause, it shall deliver a notice of termination in writing to Executive, which notice shall include the basis for such Cause; and in any such case Executive’s employment with the Company shall terminate on the date specified in the notice (or if no date is specified in the notice, immediately).  If the Company terminates Executive’s employment hereunder for Cause, no severance shall be payable and the Company will have no further obligation or liability to Executive.

(d)                                 Termination Without Cause.  The Company may terminate Executive’s employment at any time, whether or not for Cause and for any reason or no reason.  In the event that, during the original term or any renewal term, the Company terminates Executive’s employment without Cause, the Company will pay severance to Executive by continuing to pay her Base Salary (at the same time and on the same schedule as salary payments are generally made to employees of the Company, at Executive’s then-current rate of pay and subject to normal withholdings) for six (6) months after any such termination, provided that Executive first signs all appropriate paperwork, including providing a full release (not later revoked within the statutory period) of all claims against the Company, in form and substance acceptable to the Company; and provided, further, that if Executive has successfully completed three years of service under this Agreement, the amount of severance payable shall be twelve (12) months of Base Salary then in effect.

(e)                                  Resignation.  If Executive resigns from her employment or elects not to renew this Agreement, no severance shall be payable and the Company will have no further obligation or liability to Executive.

(f)                                   Failure to Renew by the Company.  If for any reason or no reason the Company elects not to renew this Agreement beyond expiration of the then-current term, the Company will pay severance to Executive by continuing to pay her Base Salary (at the same time and on the same schedule as salary payments are generally made to employees of the Company, at Executive’s then-current rate of pay and subject to normal withholdings) for four (4) months after the Expiration Date, provided that Executive first signs all appropriate paperwork, including providing a full release (not later revoked within the statutory period) of all claims against the Company, in form and substance acceptable to the Company.

(g)                                  Return of Property.  Upon any termination of her employment with the Company, Executive agrees to promptly return to the Company: (1) all materials of any kind in Executive’s possession (or under Executive’s control) incorporating Confidential Information or otherwise relating to the Company’s business

(including but not limited to all such materials and/or information stored on any computer or other storage device owned or used by Executive); and (2) all Company property in Executive’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

(h)                                 Advice to Prospective Employers.  If Executive seeks or is offered employment by any other company, firm or person, she will notify the prospective employer of the existence and terms of the confidentiality and non-competition provisions set forth in Sections 6 and 9 hereof.

6.                                      CONFIDENTIALITY

(a)                                 Confidential Nature of Relationship.  Executive acknowledges that her employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During the course of her employment with the Company, the Company agrees to provide Executive with access to Confidential Information.  Executive expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Executive by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Executive’s employment duties for the Company.  Executive will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Executive becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Executive will promptly and fully advise the Company of all facts known to Executive concerning such unauthorized use or disclosure.

(b)                                 Definition.  “Confidential Information” means all confidential or proprietary information and data, in their broadest context, originated by, on behalf of the Company or its clients and within the knowledge or possession of the Company (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and Company Inventions.  Confidential Information also includes information of a confidential nature relating to the Company’s clients, prospective clients, strategic business relationships, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development, systems, techniques, finances, accounting, purchasing and business plans.  Without limiting the foregoing, Confidential Information includes the identity of the Company’s customers, subcontractors and employees, mental or written customer lists, customer prospect lists, customer requirements, transactions, work orders, pricing policies and plans.

(c)                                  Exclusions.  Confidential Information does not include information which: (1) is generic; (2) is or becomes part of the public domain through no act or omission of Executive; (3) was in Executive’s possession prior to the disclosure and was not obtained by Executive in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (4) is disclosed to Executive by a third party without restriction on disclosure; or (5) is independently developed by Executive using her own resources, entirely on her own time, and without the use of any Confidential Information.

(d)                                 Protected Health Information.  If during the course of her employment with the Company, Executive receives any “protected health information” regarding any individual other than Executive, as that term is defined in 45 CFR, Part 164, Subpart E (“Privacy of Individually Identifiable Health Information”): (1) Executive agrees to maintain all such information in strict confidence in accordance with the requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA); (2) Executive agrees that she will make no use whatsoever of any such information except as required to perform Executive’s employment duties; and (3) Executive agrees that she will never record, store, file or otherwise maintain, in any computer or other storage device owned by the Company or by Executive, any “protected health information”

other than in accordance with Company policy. Executive agrees to alert the Company promptly if she becomes aware of any misuse or unauthorized disclosure of any such information.

(e)                                  Additional Confidentiality Agreements.  Executive agrees to execute such additional non-disclosure and confidentiality agreements as the Company’s clients may from time to time request the Company to have its key employees execute in order for the Company to conduct business with its clients.

(f)                                   Independent Development.  NOTICE: Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that the provisions of Section 8 of this agreement do not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the Company (or its Client [as such term is defined in Section 9(c)(ii) of this Agreement]) or (b) to the Company’s (or its Client’s) actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the Company or its Client.

7.                                   USE OF CONFIDENTIAL OR MATERIAL NON-PUBLIC INFORMATION; CODES OF CONDUCT

(a)                                 Confidential or Material, Non-Public Information.  Executive acknowledges that she is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Executive improperly shares such information.  Specifically as to material, non-public information of the Company, Executive agrees to comply during the Term with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

(b)                                 Codes of Conduct.  Executive agrees to carefully review, sign and fully comply with any Code of Conduct (or similar policy) of the Company either having general applicability to its employees or specifically to Executive.

8.                                      INTELLECTUAL PROPERTY RIGHTS

All ideas, inventions, discoveries, proprietary information, know-how, processes and other developments and, more specifically improvements to existing inventions, conceived by the Executive, alone or with others, during the term of the Executive’s employment, whether or not during working hours and whether or not while working on a specific project, that are within the scope of the Company’s business operations or that relate to any work or projects of the Company, are and shall remain the exclusive property of the Company. Inventions, improvements and discoveries relating to the business of the Company conceived or made by the Executive, either alone or with others, while employed with the Company are conclusively and irrefutably presumed to have been made during the period of employment and are the sole and exclusive property of the Company.  The Executive shall promptly disclose in writing any such matters to the Company but to no other person without the consent of the Company.  The Executive hereby assigns and agrees to assign all right, title, and interest in and to such matters to the Company.  The Executive will, upon request of the Company, execute such assignments or other instruments and assist the Company in the obtaining, at the Company’s sole expense, of any patents, trademarks or similar protection, if available, in the name of the Company.

9.                                   RESTRICTIONS AGAINST SOLICITATION; INTERFERENCE; COMPETITION AND DISPARAGEMENT

During her employment by the Company and for a period of twelve (12) months after termination of such employment for any reason, Executive agrees that she will not engage in the following conduct.

(a)                                 Restrictions Against Solicitation.  Executive will not, directly or indirectly, initiate any solicitation or recruitment effort for the purpose of attempting to hire any employee of the Company or to induce any employee of the Company to leave her or her employment with the Company other than through general solicitation or advertisement not directed at Company employees.

(b)                                 Non-Interference.  Executive will not, directly or indirectly, intentionally disrupt, damage, impair, impede or interfere with the contractual relationship between the Company and any of its clients.

(c)                                  Restrictions Against Competition.

(i)                                     During the Initial Term or any Renewal Term of Executive’s employment, whether under this Agreement or at will, and for a period of twelve (12) months after the termination date of Executive’s employment, (whether such termination be with or without Cause), Executive agrees that she will not engage in any Competitive Acts with any Client of the Company.

(ii)                                  For purposes of this Section 9, the following terms shall be defined as follows.

“Competitive Acts” means soliciting, selling, marketing, brokering, providing or managing any services of the sort that the Company provides to its Clients (“Services”) for any Client, whether directly as an employee of a Client or indirectly as an employee, subcontractor, partner or owner of a Competitor.

“Client” means: (A) any current client of the Company during the previous twelve (12) months of Executive’s employment with the Company; or (B) any prospective client of the Company with whom Executive was involved in soliciting, proposing, marketing or selling Services at any time during the previous twelve (12) months of Executive’s employment with the Company; and (C) any third party having a written partnership, alliance or teaming agreement or similar strategic business relationship with the Company.

“Competitor” means any third party offering technical consulting services within the United States that compete with the Company or are similar in kind or nature to the services provided by the Company while Executive is employed by the Company.

(iii)                               The foregoing restrictions against competition shall not, however, prohibit Executive from owning not more than 5% of the outstanding stock of a corporation subject to the reporting requirements of the Securities Exchange Act of 1934.

(d)                                 Non-Disparagement.  Executive agrees not to engage in any form of conduct or make any statements or representations to current or prospective customers of the Company, media outlets, employees or management of a corporation or business in direct competition with the Company, or otherwise publish statements or representations to the public at large (1) which may be actionable, (2) that disparage, characterize in demeaning manner or question the Company’s business practices, products, advice, quality of employees and staff, or (3) that otherwise harm the public reputation or good will of the Company, its employees, or management.

10.                            REASONABLENESS OF RESTRICTIONS; REPRESENTATIONS OF EXECUTIVE; EXTENSION OF RESTRICTIONS; ENFORCEMENT

(a)                                 Reasonableness of Restrictions.  Executive acknowledges that the restrictions set forth in this Agreement are reasonable in terms of both the Company’s need to protect its legitimate business interests and Executive’s ability to pursue alternative employment opportunities in the event her employment with the Company terminates.

(b)                                 Representations of Executive.  Executive represents that her performance of all the terms of this Employment Agreement and her performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to her employment with the Company.  Executive will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer of Executive or others.  Executive is not a party to any other agreement that would interfere with her full compliance with this Executive Agreement.  Executive agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

(c)                                  Extension of Restrictions.  The period of all restrictions under this Agreement will automatically be extended by a period equal in length to any period in which Executive materially violates her obligations under this Agreement.

(d)                                 Enforcement.  In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Section 9 of this Agreement (or any subpart thereof), Executive agrees that the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  Executive recognizes and hereby admits that irreparable damage will result to the Company if she violates or threatens to violate any of the provisions of Section 9 of this Agreement.  This Section 10(d) shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of any part of Section 9 of this Agreement.

11.                             DELAY OF PAYMENT; CODE SECTION 409A

Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement will satisfy the applicable requirements, if any, of Code Section 409A in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A.  If any of the payments described in this Agreement are subject to the requirements of Code Section 409A and the Company determines that Executive is a “specified employee” as defined in Code Section 409A as of the date of Executive’s termination of employment (which will have the same meaning as “separation from service” as defined in Code Section 409A), all or a portion of such payments will not be paid or commence earlier than the first day of the seventh month following the date of Executive’s termination of employment, but only to the extent such delay is required for compliance with Code Section 409A and the notices and other guidance of general applicability issued thereunder.

12.                             INDEMNITY; COOPERATION IN LEGAL ACTIONS

(a)                                 Indemnity.  The Company will indemnify Executive against any claims arising from or related to her good faith performance of her duties and obligations hereunder to the fullest extent allowed by Company’s By-Laws and Minnesota law.

(b)                                 Cooperation in Legal Actions.  In connection with any action or proceeding against Executive, whether pending or threatened, for which the Company is obliged to indemnify Executive, the Company will pay or reimburse Executive in advance of the final disposition for reasonable expenses, including reasonable attorneys’ fees, necessarily incurred by Executive.  Executive will cooperate fully with the Company, at no expense to Executive, in the defense of any action, suit, claim, or proceeding commenced or threatened against the Company in conjunction with any action, suit, claim or proceeding commenced or threatened against him.  In addition to the foregoing, Executive further agrees to provide assistance to the Company, at the Company’s expense, as may be reasonably requested by the Company or its attorneys in connection with the litigation of any action, suit, claim, or proceeding involving the Company, whether not pending or to be commenced, which arises out of or is related to any matters in which Executive was involved or for which she was responsible during the term of her employment with the Company.

13.                             MISCELLANEOUS

(a)                                 Headings; Construction; Counterparts.  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.  This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

(b)                                 No Third Party Beneficiaries; Assignment.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.  This Agreement sets forth personal obligations of Executive which may not be transferred or assigned by Executive.  The Company may assign this Agreement to any successor to substantially all of its assets or business, or affiliates of any such successor.

(c)                                  Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

(d)                                 Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (1) the remaining terms and provisions hereof shall be unimpaired, and (2) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e)                                  Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.

(f)                                   Amendment.  This Agreement may be amended or modified only with the written consent of both Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(g)                                  Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to the Company, or if addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the Board of Directors of the Company with a copy to the attention of the General Counsel.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the delivery date shown on the applicable return receipt.

(h)                                 Governing Law; Disputes.  This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents.  The undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action, or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement by their signatures below:

Analysts International Corporation		Lynn L. Blake (“Executive”)

By:	/s/ Brittany B. McKinney	By:	/s/ Lynn L. Blake

Title:	President & CEO	Date signed: June 8, 2012

Date signed: June 8, 2012